Exhibit 99.1

Fate Therapeutics Announces Retirement of Chief Scientific Officer after 12 Years of Service

San Diego, CA – March 25, 2021 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for patients with cancer, today announced that Daniel D. Shoemaker, Ph.D., Chief Scientific Officer, has advised the Company that he is retiring as of June 30, 2021 after more than 12 years with the Company. Dr. Shoemaker has been with Fate Therapeutics since February 2009, having served as the Company’s Chief Scientific Officer since May 2015. Bob Valamehr, Ph.D., Chief Research and Development Officer of Fate Therapeutics and scientific leader of its iPSC Product Platform since January 2010, will continue to lead all research and development activities.

“On behalf of our board of directors, shareholders and employees, I want to thank Dan for his tremendous contributions in building Fate Therapeutics over the past decade,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “Dan is a visionary in the field of cell therapy, and it has been a privilege working side-by-side with him to introduce the field of off-the-shelf, iPSC-derived cell therapy to the investor and scientific communities. We wish Dan all the best in his retirement.”

“I am proud and grateful to have worked alongside such a talented and dedicated team at Fate Therapeutics as we achieved several first-of-kind landmarks in the field of cell therapy, including the first-ever treatment of patients with iPSC-derived cell-based cancer immunotherapies,” said Dr. Shoemaker. “I look forward to watching Fate Therapeutics continue its strong legacy of innovation and leadership in bringing multiplexed engineered iPSC-derived NK cell and T-cell therapies to patients with cancer.”

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely capable of overcoming numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-

cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 350 issued patents and 150 pending patent applications.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for patients with cancer. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology pipeline includes off-the-shelf, iPSC-derived natural killer (NK) cell and T-cell product candidates, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens using chimeric antigen receptors (CARs). The Company’s pipeline also includes ProTmune™, a pharmacologically modulated, donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease in patients with hematologic malignancies undergoing allogeneic stem cell transplant. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the therapeutic potential of the Company’s product candidates and iPSC product platform and the Company’s operations following the anticipated retirement of its Chief Scientific Officer. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com